Exhibit 10.4
MERCURY GENERAL CORPORATION
LONG-TERM INCENTIVE PLAN

RESTRICTED PHANTOM STOCK UNIT AWARD AGREEMENT
Mercury General Corporation (the “Company”) hereby grants to the participant listed below (“Participant”), this award (the “Award”) of the number of phantom stock units (“Restricted Phantom Stock Units” or “RSUs”) listed below. Each RSU represents the right to receive the “Payout Value” in cash per RSU upon vesting specified in Section 1(b) of the terms and conditions attached hereto as Exhibit A (together with this grant notice, the “Award Agreement”).

Participant:
Grant Date:
Total Number of RSUs:
Vesting Schedule:	The RSUs shall vest in three equal annual installments on each of the first three anniversaries of the Grant Date (each a “Vesting Date”).
Distribution Schedule:	The Payout Value for any vested RSUs shall be payable within 30 days following the applicable Vesting Date of the RSUs in accordance with Section 1(b) of the Award Agreement, provided that Participant shall not have had a Termination of Service prior to the applicable payment date.

By accepting this Award, Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Award. Participant understands and agrees that this Award does not alter the at-will nature of his or her employment relationship with the Company and is not a promise of continued employment for the term of the Award or any portion of it.
This Award is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. Except as set forth in Sections 3 and 5 of this Agreement, in the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

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EXHIBIT A

TERMS AND CONDITIONS
1.    Award of RSUs.
(a)    Vesting; Effect of Termination of Service. The RSUs subject to the RSU Award shall become eligible for payment in accordance with the Vesting Schedule set forth on the first page of this Award Agreement. In the event of Participant’s Termination of Service prior to the payment of the Payout Value (as defined below) with respect to any RSUs, such RSUs will terminate automatically and be forfeited without further notice.
(b)    Payment. Subject to the terms and provisions of the Plan and this Award Agreement, Participant shall be eligible to receive a cash payment for each RSU for which the Vesting Date has occurred in accordance with the Vesting Schedule set forth on the first page of this Award Agreement in an amount equal to the Per Share Payout Value (as defined below) on the applicable Vesting Date for each such vested RSU (the “Payout Value”). Subject to Section 1(a), the Payout Value shall be paid to Participant within 30 days following the applicable Vesting Date of the RSUs, and shall be subject to any tax withholding required by Applicable Law. Once payment has been made on a RSU under this Section 1(b), then such RSU will be satisfied in full and no further payment will be due thereon. For purposes of this Agreement, the “Per Share Payout Value” will be equal to (i) the closing price per share of the Company’s Common Stock on the applicable Vesting Date, or (ii) in the event of a Change in Control prior to the final Vesting Date, the average closing price per share of the Company’s Common Stock for the 5 trading days preceding the Change in Control. “Change in Control” is defined in the Plan, and the definition is also set forth on Annex 1 attached hereto.
2.    Section 409A. This Award shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”). This Award Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the cash payable hereunder shall be distributed to Participant no later than the later of: (a) the 15th day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (b) the 15th day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Award Agreement shall be treated as a separate and distinct payment.
3.    Forfeiture and Clawback Provisions. By executing this Agreement and accepting this Award, Participant agrees that all compensation received by Participant, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment as provided in Section 3.6 of the Plan, notwithstanding any other agreement to the contrary. Participant agrees that Participant is not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise. By executing this Award Agreement, Participant agrees to take all
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required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and Section 3.6 of the Plan.
4.    Governing Law. This Award Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof or of any other jurisdiction.
5.    Entire Agreement. The Plan and this Award Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Award Agreement may be amended by the Administrator as provided in the Plan; provided, however, that any amendment that adversely affects Participant’s rights hereunder shall require Participant’s prior written consent.
6.    Unfunded Status of Award. The Plan and this Award are intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to Participant pursuant to this Award, nothing contained in the Plan or this Award Agreement shall give Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
7.    No Stockholder Rights. This Award does not confer upon Participant any rights as a stockholder or any rights to receive any securities of the Company by virtue of the Plan or this Award Agreement. This Award represents only a potential payment in cash that may become payable on the terms and conditions set forth in the Plan and this Award Agreement and shall not represent actual units or other equity interests in the Company or a security interest in any of the assets held by the Company.
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ANNEX 1
DEFINITION OF CHANGE IN CONTROL
For purposes of this Award, “Change in Control” shall mean and include each of the following (with defined terms used in this definition and not defined herein to have the meanings given to such terms in the Plan):
(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6.6(b)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
    Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a) or (b) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
    The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and
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any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
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